Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact: Patsy Barich Double-Forte 415.848.8104 pbarich@double-forte.com	Investor Contact: Susie Phillips Peet’s Coffee & Tea, Inc. 510.594.2196 investorrelations@peets.com

PEET’S COFFEE & TEA, INC. REPORTS SECOND QUARTER 2007 RESULTS

EMERYVILLE, Calif. - August 2, 2007 - Peet’s Coffee & Tea, Inc. (NASDAQ: PEET) today announced its second quarter 2007 results for the period ended July 1, 2007, which included 13 weeks.

In this release, the Company:

•	Reports net revenue of $60.1 million, an increase of 21.0% versus last year;

•	Reports diluted earnings per share of $0.13 and net income of $1.8 million;

•	Announces that it expects to add new distribution to at least 1,000 new grocery customers through its direct store delivery sales system this year, primarily in the eastern U.S.;

•	Reports that eight new stores opened in the quarter and the Company is on track to open 30 new stores in the year; and

•	Announces that its new roasting facility in Alameda, Calif., is now fully operational and the transition from its Emeryville plant to the new facility is complete.

For the 13 weeks ended July 1, 2007, net revenue increased 21.0% to $60.1 million from $49.7 million for the corresponding period of fiscal 2006.

Reported net income for the quarter was $1.8 million or $0.13 per share, compared to $1.9 million or $0.13 per share last year, as restated.

“We are pleased with our progress this quarter,” said Patrick O’Dea, president and chief executive officer of Peet's Coffee & Tea, Inc. “Sales growth in all our businesses was in line with our expectations, our grocery business is strengthening across the board, with new distribution in the eastern U.S. performing very well, and we are more than half way to our objective of opening 30 new stores this year.”

Financial and Operating Summary

Retail net revenue increased 22.0% to $41.0 million for the 13 weeks ended July 1, 2007 from $33.6 million for the corresponding period of fiscal 2006. The increase was primarily attributable to new retail stores opened in the last 12 months and growth in existing stores. The Company opened eight new retail locations in the quarter.

Specialty net revenue increased 18.8% to $19.1 million, compared to $16.1 million for the corresponding quarter last year. Within the specialty business, grocery grew 26.1%, food service and office sales were up 16.1% and the home delivery business registered 7.3% growth compared to the same period last year.

Cost of sales and related occupancy costs increased to 47.2% of total net revenue compared to 46.5% for the corresponding quarter last year. The increase over last year is due to higher milk and green coffee costs, higher grocery promotions and new retail stores with higher costs on lower initial sales, partially offset by a retail price increase in November 2006.

Operating expenses as a percent of net revenue increased slightly to 35.5% of total net revenue compared to 35.4% for the corresponding quarter last year. The favorable impact of retail pricing increases and overhead leverage was offset by higher retail operating expenses due to new stores and higher grocery promotions and other start up costs as the Company expanded in the East.

General and administrative expenses increased to $5.4 million compared to $4.6 million for the same period last year primarily due to investments in additional headcount for growth, offset by lower marketing spending.

Depreciation and amortization expenses increased to $2.6 million, compared to $2.1 million for the corresponding quarter last year. The increase was primarily due to the opening of 32 new retail stores in the last 12 months.

The impact of the financial statement restatement on the quarter ended July 2, 2006 increased net income by $144,000 ($0.01 per diluted share) as discussed in the 2006 Form 10-K.

The Company ended the quarter with cash and cash equivalents plus investments of $22.8 million.

Looking ahead, the Company is forecasting sales growth in the 20% range for the full year, with minor quarter-to-quarter variations.

Peet’s Coffee & Tea, Inc. Q2 2007 Conference Call
The Company will report its second quarter 2007 earnings results via conference call on Thursday, August 2, 2007.  The teleconference call will begin at 2:00 p.m. PT/5:00 p.m. ET.

The teleconference can be accessed by calling 1-800-395-0708, using access code 8870433. The call will be simultaneously webcast on Peet’s website at www.peets.com. A replay of the teleconference will be available today at 5:00p.m. PT/ 8:00 p.m. ET through 8:59 p.m. PT/11:59 p.m. ET on Sunday, August 12, 2007 at 1-888-203-1112 or 1-719-457-0820, using access code 8870433.  It will also be archived at http://investor.peets.com/Medialist.cfm through August 2, 2008.

ABOUT PEET’S COFFEE & TEA, INC.
Peet’s Coffee & Tea, Inc., (PEET), the leading super-premium coffee company, is dedicated to artisan roasting, distributing and marketing the highest quality coffee available to coffee lovers throughout the United States. Founded in 1966 in Berkeley, Calif., Peet’s is committed to strategically growing its business while maintaining its unique culture and focus on quality and customer satisfaction. For more information about Peet’s Coffee & Tea, Inc., visit www.peets.com.

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This press release contains statements that are not based on historical fact and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward looking statements include statements relating to 2007 sales growth and new retail store opening estimates. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management, including financial and operational information, the Company’s stock price volatility, and current competitive conditions.  As a result, these statements are subject to various risks and uncertainties.  The Company’s actual results could differ materially from those set forth in forward-looking statements depending on a variety of factors including, but not limited to, the Company’s ability to implement its business strategy, attract and retain customers, and obtain and expand its market presence in new geographic regions; the impact of the Company’s stock price volatility on the valuation of stock-based compensation under SFAS 123(R); the availability and cost of high quality Arabica coffee beans; consumers’ tastes and preferences; and competition in its market as well as other risk factors as described more fully in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended January 1, 2007.  These factors may not be exhaustive.  The Company operates in a continually changing business environment, and new risks emerge from time to time.  Any forward-looking statements speak only as of the date of this press release.

PEET’S COFFEE & TEA, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share amounts)

	Thirteen weeks ended		Twenty-six weeks ended
	July 1,	July 2,	July 1,	July 2,
	2007	2006	2007	2006
		(As restated)		(As restated)

Retail stores	$40,963	$33,581	$79,986	$66,981
Specialty sales	19,140	16,108	37,630	32,415
Net revenue	60,103	49,689	117,616	99,396

Cost of sales and related occupancy expenses	28,374	23,093	55,564	45,908
Operating expenses	21,366	17,581	41,179	34,687
General and administrative expenses	5,357	4,575	11,300	9,412
Depreciation and amortization expenses	2,586	2,095	5,316	4,077
Total costs and expenses from operations	57,683	47,344	113,359	94,084

Income from operations	2,420	2,345	4,257	5,312

Interest income	463	702	888	1,379

Income before income taxes	2,883	3,047	5,145	6,691

Income tax provision	1,081	1,140	1,927	2,532

Net income	$1,802	$1,907	$3,218	$4,159

Net income per share:
Basic	$0.13	$0.14	$0.24	$0.30
Diluted	$0.13	$0.13	$0.23	$0.29

Shares used in calculation of net income per share:
Basic	13,663	13,840	13,589	13,866
Diluted	14,077	14,549	14,003	14,579

PEET’S COFFEE & TEA, INC.

CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share amounts)

	July 1,	December 31,
	2007	2006

ASSETS

Current assets
Cash and cash equivalents	$2,297	$7,692
Short-term marketable securities	14,103	19,511
Accounts receivable, net	6,757	6,838
Inventories	25,164	19,533
Deferred income taxes - current	1,888	1,888
Prepaid expenses and other	5,972	3,852
Total current assets	56,181	59,314

Long-term marketable securities	6,387	5,989
Property and equipment, net	93,234	82,447
Deferred income taxes - non current	1,315	1,315
Other assets, net	3,824	3,940

Total assets	$160,941	$153,005

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable and other accrued liabilities	$8,436	$11,046
Accrued compensation and benefits	7,580	6,389
Deferred revenue	3,848	4,625
Total current liabilities	19,864	22,060

Deferred lease credits and other long-term liabilities	4,109	3,506
Total liabilities	23,973	25,566

Shareholders' equity
Common stock, no par value; authorized 50,000,000 shares;
issued and outstanding:13,757,000 and 13,516,000 shares	99,566	93,246
Accumulated other comprehensive loss, net of tax	(24)	(15)
Retained earnings	37,426	34,208

Total shareholders' equity	136,968	127,439

Total liabilities and shareholders' equity	$160,941	$153,005

Stock-based Compensation Expense

The following table illustrates the details of stock-based compensation recognized under SFAS 123R reported in the consolidated statements of income (in thousands, except per share amounts.)

	13 weeks ended		26 weeks ended
	Jul. 1, 2007	Jul. 2, 2006	Jul. 1, 2007	Jul. 2, 2006
		(As restated)		(As restated)
Cost of sales and related occupancy expenses	$61	$160	$114	$297
Operating expenses	241	373	479	738
General and administrative expenses	428	671	852	1,216
Total	730	1,204	1,445	2,251
Tax impact	(298)	(491)	(590)	(918)
Stock-based compensation, net of tax	$432	$713	$855	$1,333

Impact on diluted net income per share	$0.03	$0.05	$0.06	$0.09

Presentation and reconciliation of Non-GAAP Financial Measures

The following table reconciles non-GAAP net income per share and net income, excluding the after tax costs associated with the Company’s stock option review and restatement, to GAAP net income per share and net income. The Company is presenting these non-GAAP financial measures to illustrate the effect on net income and net income per share if the Company had not incurred the costs of the review of its stock option granting practices. The Company uses such non-GAAP financial measures to analyze and compare the performance of its core business. Non-GAAP financial information is not prepared under a comprehensive set of accounting rules and should be considered supplemental to, and not a substitute for or superior to, financial measures calculated in accordance with GAAP.

(In thousands)	13 weeks ended		26 weeks ended
	Jul. 1, 2007	Jul. 2, 2006	Jul. 1, 2007	Jul. 2, 2006

Net income as reported	$1,802	$1,907	$3,218	$4,159
Stock option review professional fees	64	-	1,040	-
Income tax benefit	(24)	-	(389)	-
Net income, excluding fees	$1,842	$1,907	$3,869	$4,159

After tax impact of review professional fees	$40	-	$651	-

Diluted net income per share:
Net income, as reported	$0.13	$0.13	$0.23	$0.29
Stock option review professional fees	-	-	0.07	-
Income tax benefit	-	-	(0.03)	-
Diluted net income, excluding fees	$0.13	$0.13	$0.27	$0.29

After tax impact of review professional fees*	$-	-	$0.05	-

*	per share data may not sum due to rounding